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As filed with the Securities and Exchange Commission on June 2, 2016

Registration No. 333-211428

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LIBERTY MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	37-1699499 (I.R.S. Employer Identification No.)

Richard N. Baer
Chief Legal Officer
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Renee L. Wilm Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective and all other conditions to the proposed transactions described herein have been satisfied.

           If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☒

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of "accelerated filer," "large accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check One).

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(4)(5)

Series C Liberty Braves Common Stock, par value $0.01 per share	15,833,634	$12.80	$202,670,516	$20,409

Subscription Rights to Purchase Shares of Series C Liberty Braves Common Stock ("Series C Liberty Braves Rights")	—	—	(3)	(3)

(1)
The number of shares of the Registrant's Series C Liberty Braves common stock, par value $0.01 per share ("BATRK"), being registered has been determined based upon the maximum number of shares of BATRK estimated to be offered by the Registrant pursuant to the rights offering contemplated hereby, which number has been determined based on the number of shares of the Registrant's Series A Liberty Braves common stock, par value $0.01 per share ("BATRA"), Series B Liberty Braves common stock, par value $0.01 per share ("BATRB"), and BATRK outstanding on the record date for the distribution of the Series C Liberty Braves Rights (the "rights distribution record date"), each multiplied by 0.47, which is the number of subscription rights that the Registrant intends to distribute for each share of the Registrant's Liberty Braves common stock outstanding on the rights distribution record date. The actual number of BATRK shares offered may be less than the maximum number stated in the table.

(2)
Calculated in accordance with Rule 457(i) under the Securities Act of 1933, as amended.

(3)
Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby as the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(4)
Calculated on the basis of $100.70 per million of the proposed maximum aggregate offering price.

(5)
The Registrant previously paid a filing fee of $20,288 based on a maximum aggregate offering price of $201,466,061 upon the initial filing of the Registrant's Registration Statement on Form S-3 (File No. 333-211428) with the Securities and Exchange Commission on May 18, 2016 with respect to the rights offering contemplated hereby (the "Registration Statement"). The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to register 94,098 additional subscription rights to purchase shares of BATRK and the shares of BATRK underlying such rights, and applying the applicable portion of the filing fee previously paid with respect to the Registration Statement to offset the filing fee payable with respect to the increased aggregate offering price.

 EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-211428) of Liberty Media Corporation (the Registration Statement) is being filed pursuant to Rule 462(e) of the Securities Act, to (i) register 94,098 additional Series C Liberty Braves Rights and the shares of Series C Liberty Braves common stock underlying such rights, (ii) to revise the prospectus and Exhibits 5.1, 23.1, 99.2, 99.3 and 99.4 to the Registration Statement to indicate that the maximum number of Series C Liberty Braves Rights to be issued in the rights distribution pursuant to which our rightsholders may acquire an equivalent number of shares of Series C Liberty Braves common stock is now 15,833,634 and (iii) to update the information in Part II with respect to the SEC registration fees. Defined terms used and not otherwise defined in this Explanatory Note have the meanings ascribed to them in the Registration Statement. No other changes or additions are being made hereby to the existing prospectus, dated May 18, 2016, that already forms a part of the Registration Statement. Accordingly, such existing prospectus is being omitted from this filing. This Post-Effective Amendment No. 1 to the Registration Statement shall become effective immediately upon filing in accordance with Rule 462(e) under the Securities Act.

PROSPECTUS SUPPLEMENT

LIBERTY MEDIA CORPORATION

12300 Liberty Boulevard
Englewood, Colorado 80112

Series C Liberty Braves Common Stock, par value $0.01 per share

Subscription Rights to Purchase up to
15,833,634 Shares of Series C Liberty Braves Common Stock at $12.80 per Share

           Liberty Media Corporation (Liberty, which is also referred to in this prospectus as we, our, or the company) owns interests in subsidiaries and other companies that are engaged in the media, communications and entertainment industries. Through our subsidiaries and affiliates, we principally operate in North America. Our principal businesses and assets include our consolidated subsidiaries Sirius XM Holdings Inc. (SiriusXM) and Braves Holdings, LLC (Braves Holdings) and our equity affiliate Live Nation Entertainment, Inc. (Live Nation). We are distributing (the rights distribution) to holders of our Series A, Series B and Series C Liberty Braves common stock 0.47 of a subscription right (a Series C Liberty Braves Right or a right) to purchase one share of our Series C Liberty Braves common stock for each share of our Series A, Series B or Series C Liberty Braves common stock (the rights offering) held as of 5:00 p.m., New York City time, on May 16, 2016 (the rights distribution record date). No Series C Liberty Braves Rights are being distributed based on ownership of any series of our Liberty SiriusXM common stock or our Liberty Media common stock.

           As of 5:00 p.m., New York City Time, on May 18, 2016 (the rights distribution date):

  •
  0.47 of a Series C Liberty Braves Right was issued for each share of our Series A Liberty Braves common stock, par value $0.01 per share (Series A Liberty Braves common stock or BATRA), held by you as of the rights distribution record date;

  •
  0.47 of a Series C Liberty Braves Right was issued for each share of our Series B Liberty Braves common stock, par value $0.01 per share (Series B Liberty Braves common stock or BATRB), held by you as of the rights distribution record date; and

  •
  0.47 of a Series C Liberty Braves Right was issued for each share of our Series C Liberty Braves common stock, par value $0.01 per share (Series C Liberty Braves common stock or BATRK, and together with BATRA and BATRB, the Liberty Braves common stock), held by you as of the rights distribution record date.

Fractional Series C Liberty Braves Rights are being rounded up to the nearest whole right.

           The maximum number of Series C Liberty Braves Rights to be issued in the rights distribution pursuant to which our rightsholders may acquire an equivalent number of shares of our Series C Liberty Braves common stock is 15,833,634.

           The rights offering commenced on May 19, 2016. In the rights offering, each Series C Liberty Braves Right will entitle the holder to a basic subscription privilege and an oversubscription privilege. Under the basic subscription privilege, each whole Series C Liberty Braves Right entitles its holder to purchase one share of our Series C Liberty Braves common stock at a subscription price of $12.80, which is equal to an approximate 20% discount to the trading day volume weighted average trading price of our Series C Liberty Braves common stock beginning on April 18, 2016, which was the first day on which our Series C Liberty Braves common stock began trading "regular way" on the Nasdaq Global Select Market following the reclassification and exchange of our former common stock, which was completed following market close on April 15, 2016 (the Reclassification and Exchange), and ending on May 11, 2016 (such price, the subscription price and such "regular way" trading day period, the subscription price determination period). Under the oversubscription privilege, each rightsholder which exercises its basic subscription privilege, in full, will have the right to subscribe, at the subscription price, for up to that number of shares of our Series C Liberty Braves common stock which are not purchased by rightsholders under their basic subscription privilege. If a rightsholder delivers an oversubscription request for shares of our Series C Liberty Braves common stock and we receive oversubscription requests for more shares of our Series C Liberty Braves common stock than we have available for oversubscription, the rightsholder will receive its pro rata portion of the available shares of our Series C Liberty Braves common stock based on the number of shares it purchased under its basic subscription privilege or, if less, the number of shares for which it oversubscribed. However, rightsholders should be aware that the subscription for and receipt of shares of Series C Liberty Braves common stock pursuant to exercises of both basic and oversubscription privileges are subject, in all respects, to the provisions of our Restated Certificate of Incorporation (our Restated Charter), specifically those provisions relating to the transfer and ownership of shares of our Liberty Braves common stock.

           All exercises of Series C Liberty Braves Rights are irrevocable even if our board determines, in its sole discretion, to extend the expiration time. The rights offering will expire at 5:00 p.m., New York City time, on June 16, 2016, unless we extend it, with the length of such extension to be determined by our board of directors in its sole discretion. However, we may not extend the expiration time of the rights offering for more than 25 trading days past the original 20 trading day subscription period.

           No vote of Liberty's stockholders is required or is being sought to authorize or effectuate the rights offering. No action is required of you to receive your Series C Liberty Braves Rights.

           We have been informed by John C. Malone, our Chairman of the Board, and Gregory B. Maffei, our President and Chief Executive Officer and a director of our company, that they each intend to exercise their respective basic subscription privileges in the rights offering, and may exercise their respective oversubscription privileges as well. However, neither we nor our board of directors has made any recommendation as to whether you should exercise or transfer your rights. You should decide whether to transfer your rights, subscribe for shares of our Series C Liberty Braves common stock, or simply take no action with respect to your rights, based on your own assessment of your best interests.

           Our Series A Liberty SiriusXM common stock, Series B Liberty SiriusXM common stock, Series C Liberty SiriusXM common stock, Series A Liberty Braves common stock, Series C Liberty Braves common stock, Series A Liberty Media common stock and Series C Liberty Media common stock trade on the Nasdaq Global Select Market under the symbols "LSXMA," "LSXMB," "LSXMK," "BATRA," "BATRK," "LMCA" and "LMCK," respectively. Our Series B Liberty Braves common stock and Series B Liberty Media common stock are quoted on The OTC Markets under the symbols "BATRB" and "LMCB," respectively. We listed the Series C Liberty Braves Rights on the Nasdaq Global Select Market on a "when-issued" basis on May 18, 2016 under the symbol "BATRV" and in the "regular way" under the symbol "BATRR" on May 19, 2016 (the first trading day following the rights distribution date and the commencement date for the rights offering).

           In reviewing the prospectus, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 12.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the adequacy or accuracy of this prospectus as truthful or complete. Any representation to the contrary is a criminal offense.

           WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The date of this prospectus supplement is June 2, 2016.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses payable by Liberty Media Corporation, a Delaware corporation (the "Company" or the "Registrant"), in connection with the offering described in this Registration Statement. All amounts are estimates except the registration fee.

Registration fee	$20,409
Accounting fees and expenses	20,000
Legal fees and expenses	350,000
Printing and engraving expenses	600,000
Miscellaneous	100,000

Total	$1,090,409

Item 15.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law ("DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

        Article V, Section E of the Restated Certificate of Incorporation (the "Charter") of the Registrant provides as follows:

          1.     Limitation On Liability.    To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Registrant will not be liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Registrant existing at the time of such repeal or modification.

          2.     Indemnification.

            (a)   Right to Indemnification.    The Registrant will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article V, Section E of the Charter. The Registrant will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Registrant.

            (b)   Prepayment of Expenses.    The Registrant will pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

            (c)   Claims.    If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Registrant, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney's fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action the Registrant will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

            (d)   Non-Exclusivity of Rights.    The rights conferred on any person by Article V, Section E of the Charter will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, the bylaws of the Registrant, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

            (e)   Other Indemnification.    The Registrant's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

          3.     Amendment or Repeal.    Any amendment, modification or repeal of the foregoing provisions of Article V, Section E of the Charter will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 16.    Exhibits.

        A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 17.    Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (5)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (A)
  Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

  (B)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(b)
The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 2nd day of June, 2016.

LIBERTY MEDIA CORPORATION
By:	/s/ RICHARD N. BAER Richard N. Baer Chief Legal Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* John C. Malone	Chairman of the Board and Director
* Gregory B. Maffei	Chief Executive Officer (Principal Executive Officer), President and Director
* Christopher W. Shean	Chief Financial Officer (Principal Financial and Principal Accounting Officer)
* Robert R. Bennett	Director
* Brian Deevy	Director
* M. Ian G. Gilchrist	Director
* Evan D. Malone	Director

Name	Title	Date

* David E. Rapley	Director
* Larry E. Romrell	Director
* Andrea L. Wong	Director

*By:	/s/ RICHARD N. BAER Richard N. Baer Attorney-in-fact	June 2, 2016

 EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Reorganization Agreement, dated as of October 28, 2014, between the Registrant and Liberty Broadband Corporation (incorporated by reference to Exhibit 2.1 to Liberty Broadband Corporation's Current Report on Form 8-K filed on November 10, 2014 (File No. 001-36713)).
3.1
Form of Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registrant's Registration Statement on Form S-4 filed on February 18, 2016 (File No. 333-208699)).
3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on August 6, 2015 (File No. 001-35707)).
4.1
Specimen Certificate for shares of the Registrant's Series C Liberty Braves Common Stock, par value $.01 per share (incorporated by reference to Exhibit 4.9 the Registrant's Registration Statement on Form S-4 filed on December 22, 2015 (File No. 333-208699)).
4.2	Specimen Certificate for Series C Liberty Braves Common Stock Subscription Rights of the Registrant.*
4.3	Instructions for use of Series C Liberty Braves Common Stock Subscription Right Certificates of the Registrant.*
5.1	Opinion of Baker Botts L.L.P.
8.1	Opinion of Baker Botts L.L.P. regarding certain tax matters.*
23.1	Consent of KPMG LLP.
23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	Powers of Attorney (included on page II-5).*
99.1	Form of Notice of Guaranteed Delivery.*
99.2	Form of Letter from the Registrant to Brokers, Dealers and Nominees.
99.3	Form of Letter from Brokers, Dealers and Nominees to Clients.
99.4	Form of Notice to Rightsholders who are Record Holders.
99.5	Form of Beneficial Owner Election Form.*

*
Previously filed

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX